Exhibit 99.1

FOR IMMEDIATE RELEASE For More Information: Claire S. Bean, Chief Financial Officer & C.O.O. Northeast Bank, 500 Canal Street, Lewiston, ME 04240 207.786.3245 ext. 6202 www.northeastbank.com

Northeast Bancorp Closes Common Stock Offering

Raises $52.8 million of new capital

Lewiston, ME (May 21, 2012) – Northeast Bancorp (“Northeast” or the “Company”) (NASDAQ: NBN), a Maine-based full-service financial services company and parent of Northeast Bank, today announced the closing of its public offering of 6,875,917 shares of its common stock, including 625,917 shares of common stock issued pursuant to the exercise in part by the underwriter of its over-allotment option, for aggregate gross proceeds of approximately $55.0 million. The net proceeds to Northeast after deducting underwriting discounts and commissions, placement agent fees and estimated offering expenses are expected to be approximately $52.8 million.

Sandler O’Neill + Partners, L.P. served as sole underwriter for the public offering of 5,932,454 shares of common stock and as the exclusive placement agent for 943,463 shares of common stock that the Company sold directly to several investors as part of the offering.

The shares were issued pursuant to an effective registration statement filed with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale of securities would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. Any offers, solicitations of offers to buy, or sales of securities will only be made by means of a prospectus, copies of which may be obtained from Sandler O’Neill + Partners, L.P., Attention: Syndication Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020 (email: syndicate@sandleroneill.com or telephone: (866) 805-4128).

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include risks as described in the registration statement referred to above and in the Company’s other filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the dates on which the forward-looking statements are made.